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                                                               EXHIBIT 99.1




For immediate release
                                             Renaissance Cosmetics, Inc.
                                             955 Massachusetts Avenue
                                             Cambridge, MA  02139
                                             Tel: (617) 497-5584


                             PRESS RELEASE

                         RENAISSANCE ANNOUNCES
                      COMPLETION OF NOTE OFFERING


            CAMBRIDGE, MA - February 10, 1997 - Renaissance Cosmetics, Inc. announced today that it had completed the sale of $200 million aggregate principal amount of its 11 3/4% Senior Notes due 2004. The proceeds from these new securities, together with a portion of the Company's available cash, were used to purchase all of the outstanding $65 million aggregate principal amount of the Company's 13 3/4% Senior Notes Due 2001, Series B, at a purchase price of 116.50%, to repay all outstanding indebtedness under the Company's existing senior secured credit agreement, and to fund an escrow account of approximately $17.5 million, which will be used to pay a portion of the interest expense on the 11 3/4% Senior Notes for two years.

            Interest on the 11 3/4% Senior Notes is payable at the rate of 11 3/4% per year in cash. The 11 3/4% Senior Notes may be redeemed at the option of the Company on or after February 15, 2002, initially at 103.358% of the principal amount, declining to 101.679% of the principal amount on or after February 15, 2003, in each case plus accrued and unpaid interest thereon. The Notes mature on February 15, 2004.







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            Renaissance manufactures, markets and distributes fragrances, cosmetics and related products which it sells through the domestic and international mass-market or self-select distribution channels. Renaissance brands are sold to over 1,000 retailers with approximately 25,000 locations throughout the United States and in 45 foreign countries. The Renaissance family of fragrance brands includes several classic brands such as "CHANTILLY," "TABU," "AMBUSH," "CANOE," "ENGLISH LEATHER" and "BRITISH STERLING" and other established brands such as "NAVY" and "NAVY FOR MEN." Through its Cosmar subsidiary, Renaissance is the largest manufacturer and marketer of artificial fingernails and related nail care products in the United States, and its brands include "LAJOIE" and "PRO10."

            This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities. These securities offered in the offering have not been registered under the Securities Act of 1933 or under state securities laws, and may not be offered or sold in the United States absent registration or qualification or an applicable exemption from registration or qualification requirements.

                                 - end -